Exhibit 99.2

SOHU.COM Announces US$150 Million Stock Repurchase Program

BEIJING, CHINA, October 27, 2008 - Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, communications, search, online games and mobile value-added services company, today announced that its Board of Directors has authorized a stock repurchase program of up to US$150 million of its outstanding shares of common stock until the end of 2009.

The shares may be repurchased from time to time at management’s discretion at prevailing market prices in the open market in accordance with Rule 10b-18 under the Securities Exchange Act of 1934. The Company’s management will determine the timing and amount of any repurchases based on their evaluation of market conditions, stock price and other factors. The stock repurchase program may be suspended or discontinued at any time.

“This program underscores our continued confidence in Sohu’s long term growth prospects and ability to maintain its position as a leading Internet portal in China,” said Dr. Charles Zhang, Chairman and Chief Executive Officer of Sohu.com. “The strength of Sohu’s strong balance sheet and operating cash flow allows us to take advantage of opportunities surrounding the volatility in US equity markets to repurchase stock and add value to Sohu’s shareholders.”

About Sohu.com

Sohu.com Inc. (Nasdaq: SOHU - News) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; #1 online alumni club www.chinaren.com; #1 games information portal www.17173.com; the top real estate website www.focus.cn; wireless value-added services provider www.goodfeel.com.cn; and leading online mapping service provider www.go2map.com.

Sohu corporate services consist of brand advertising on its matrix of websites as well as paid listing and bid listing on its in-house developed search directory and engines. Sohu also offers two types of consumer services. The company operates two massive multi-player online role-playing games, namely Tian Long Ba Bu and Blade Online, and a casual game platform. Sohu also offers wireless value-added services such as news, information, music, ringtone and picture content sent over mobile phones. Sohu.com, established by Dr. Charles Zhang, one of China’s Internet pioneers, is in its twelfth year of operation.

Sohu.com Contact Information

Shanshan Cai

Manager

Investor Relations and Corporate Communications

Tel: +86 10 6272 6596

E-mail: ir@contact.sohu.com

http://corp.sohu.com